Exhibit 21

Subsidiaries of First Indiana Corporation and First Indiana Bank

First Indiana Corporation has the following wholly owned subsidiaries, which are organized under the laws of the United States:

Name	State of Incorporation or Formation
First Indiana Bank	Indiana
Somerset Financial Services, L.L.C.	Indiana
First Indiana Capital Trust I	Indiana

First Indiana Bank has the following direct and indirect subsidiaries:

Name	State of Incorporation or Formation
First Indiana Investor Services	Indiana
One Mortgage Corporation	Indiana
One Investment Company, L.L.C.	Delaware
One Investment Partners, L.L.C.	Delaware
Pioneer Service Corporation	Indiana